For More Information:
Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry LMP Investor Relations Inc. (646) 719-1055

Memory Pharmaceuticals Provides Update on NASDAQ Listing Status

MONTVALE, N.J., October 28, 2008 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced that it has received notice from the NASDAQ Listing Qualifications Panel that the listing of the Company’s common stock will be transferred from The NASDAQ Global Market to The NASDAQ Capital Market effective with the opening of trading on October 28, 2008. The Company’s shares will continue to trade under the ticker “MEMY.”

The Panel has also notified the Company that it has until October 31, 2008 to comply with the NASDAQ Capital Market minimum market capitalization requirement of $35 million or the alternative requirement of $2.5 million in stockholders’ equity in order to remain listed. The Company has requested an extension to December 3, 2008 to comply with this requirement and to achieve its plan previously provided to the Panel. However, there can be no assurance that the Company will be granted this extension by the Panel.

The NASDAQ Capital Market is one of the three market tier designations for NASDAQ-listed stocks and operates in substantially the same manner as The NASDAQ Global Market. Securities listed on The NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities, and companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and, schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Capital Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.